Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Initiates AZ-007 (Staccato® Zaleplon) Phase 1 Clinical Trial
and Updates Clinical Pipeline Development Status
Mountain View, California — February 5, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated a Phase 1 clinical trial with AZ-007 (Staccato® zaleplon). AZ-007 is an inhalation product candidate being developed for the treatment of insomnia patients who have difficulty falling asleep, including patients who awake in the middle of the night and have difficulty falling back asleep. This is the first clinical trial of AZ-007 being conducted under an IND filed recently with the U.S. Food and Drug Administration (FDA). Alexza believes the novel, non-invasive nature and possible rapid pharmacokinetic properties resulting from inhaled zaleplon administration via the Staccato system make AZ-007 a viable product candidate for clinical development in insomnia. Alexza also announced today a status update on its clinical pipeline, including confirming the initiation of its first AZ-004 Phase 3 clinical trial by the end of Q1 2008.
“This is a transitional year for Alexza, as we move into Phase 3 clinical development of AZ-004 and the early commercial planning for its manufacturing, regulatory submissions, and potential sales and marketing,” said Thomas B. King, Alexza President and CEO. “In addition, we have five other product candidates in various stages of clinical development in four different therapeutic areas. With our own product candidates, and with our product partnerships with Endo Pharmaceuticals and Symphony Allegro, we look forward to solid progress in these clinical programs during 2008.”
AZ-007 Phase 1 Clinical Trial Design
The AZ-007 Phase 1 clinical trial is projected to enroll approximately 40 healthy volunteers at a single U.S. clinical center. The purpose of this trial is to assess the safety, tolerability and pharmacokinetic parameters of a single dose of AZ-007. Using a double blind, randomized, dose-escalation trial design, four doses of AZ-007 (ranging from 0.5 to 4.0 mg) will be compared to placebo.
About Insomnia
Insomnia is a prevalent disorder that drives almost $5 billion in worldwide sales of prescription medications each year, with about 10 to 30% of the U.S. population experiencing either chronic or occasional insomnia. In a large survey conducted by the National Sleep Foundation in 2005, results showed that 54% of the respondents experienced a minimum of one symptom of insomnia at least a few nights a week. Of those, respondents complained primarily of waking up feeling unrefreshed (38%), waking up frequently during the night (32%), having difficulty falling asleep (21%), and waking up too early and not being able to get back to sleep (21%). There is a potentially significant clinical need for rapid and predictable onset of sleep in patients with insomnia, coupled with a predictable duration of sleep and rapid, clear awakening.
About AZ-007 (Staccato zaleplon)
AZ-007 is the combination of Alexza’s proprietary Staccato system with zaleplon, a drug belonging to the class of compounds known generally as non-benzodiazepine hypnotics. The Staccato system technology is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics.
The Company believes that AZ-007’s unique delivery via the Staccato system may provide rapid sleep onset. Moreover, coupling the short half-life and short duration of effect of zaleplon, with a lower dose enabled by the Staccato system technology, the overall product profile may match well with an unmet clinical need for patients with insomnia.
Clinical Pipeline Development Status
• AZ-004 (Staccato loxapine) is initially being developed for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. Alexza reported positive results from a 129 patient Phase 2a clinical trial in 2007. In the second half of 2007, Alexza conducted an End of Phase 2 meeting with the FDA and completed enrollment in a multiple-dose tolerability and pharmacokinetics clinical trial in schizophrenic patients. Alexza plans to initiate two AZ-004 Phase 3 clinical trials during 2008, with the first Phase 3 clinical trial scheduled to start in late Q1 2008 and the second Phase 3 clinical trial scheduled to start Q3 2008. AZ-004 is being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital, LLC.
• AZ-001 (Staccato prochlorperazine) is being developed for the acute treatment of migraine headaches. Alexza reported positive results from a 400 patient Phase 2b clinical trial in 2007. Alexza is conducting a thorough QT clinical trial in subjects and a 28-day inhalation toxicology study in animals. Dosing has been completed in both of these studies and data analysis is expected to be completed by the end of Q1 2008. These data, along with the data from three previously completed clinical trials, represent testing in more than 500 patients and subjects, and will serve as the basis for an End of Phase 2 meeting with the FDA, projected for late Q2 2008.
• AZ-104 (Staccato loxapine), a lower dose version of AZ-004, is being developed for the acute treatment of migraine headaches. In December 2007, Alexza completed enrollment of a Phase 2a proof-of-concept clinical trial with AZ-104 in patients with migraine headache. The Phase 2a clinical trial was an in-clinic, multi-center, randomized, double blind, single-administration, placebo-controlled study in approximately 160 migraine patients with or without aura. Three doses of AZ-104 (1.25, 2.5 and 5 mg)

were evaluated against placebo in the clinical trial. Using the IHS (International Headache Society) 4-point rating scale, the primary efficacy endpoint is pain-relief response at 2 hours post-administration. Alexza expects preliminary findings to be released by the end of Q1 2008. AZ-104 is being developed through Symphony Allegro.
• AZ-002 (Staccato alprazolam) is being developed for the acute treatment of panic attacks associated with panic disorder. Alexza is conducting a Phase 2a proof-of-concept clinical trial in panic disorder patients. The primary aim of the in-clinic clinical trial is to assess the safety and efficacy of a single dose of AZ-002 in treating a pharmacologically-induced panic attack. Alexza has completed the open-label, lead-in segment of the clinical trial, identifying the 1 mg AZ-002 dose as an acceptable dose in terms of its safety and efficacy profile, and has initiated the randomized, double blind, placebo-controlled segment of the clinical trial. Alexza expects the enrollment of this clinical trial to be completed by the end of Q2 2008. AZ-002 is being developed through Symphony Allegro.
• AZ-003 (Staccato fentanyl) is being developed for the treatment of breakthrough pain in cancer and non-cancer patients. In December 2007, Alexza entered into a license and development agreement with Endo Pharmaceuticals Holdings Inc. for development of AZ-003 and the fentanyl class of molecules in North America. In the partnership, Alexza has primary responsibility for the development of the Staccato Electric Multiple Dose device and the exclusive right to manufacture the product for clinical development and commercial supply. Endo has primary responsibility for regulatory, pre-clinical and clinical development, and for commercializing the product in North America. Endo has named this compound EN 3294 and will provide periodic updates on the progress of this program in the future.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. Alexza has six product candidates in development; AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic and bipolar disorder patients, AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain in cancer and non-cancer patients, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.

Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance in this news release is as of February 5, 2008.
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-007, the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations, intentions or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs that are intended to be safe and effective for use as therapeutics. Alexza’s forward-looking statements also involve assumptions that, if they do not materialize or prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These statements are based only on facts and factors known by Alexza as of the date hereof. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them” and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operation.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.944.7000
tking@alexza.com